EXHIBIT 10.28

Amendment to Nonemployee Director Fully Vested Stock Option Agreement

This Amendment to Nonemployee Director Fully Vested Stock Option Agreement (“Amendment”) is made effective as of December 13, 2018 by and between Total System Services, Inc. (“TSYS”) and Nonemployee Director.

Each Nonemployee Director Fully Vested Stock Option Agreement entered into between TSYS and Nonemployee Director in 2011, 2012, 2013, 2014, 2015, 2016, 2017 and 2018, as applicable, is amended to delete the second and third paragraphs of Section 2 thereof in their entirety and replace them with the following:

“In the event the Option Holder’s service as a Nonemployee Director of the Company ceases for any reason, the Option may be exercised by the Option Holder (or in the event of death the legal representative of the Option Holder’s estate or legatee under the Option Holder’s will) for the remainder of the Option’s term.”

Except as described above, the terms of the Nonemployee Director Fully Vested Stock Option Agreement entered into between TSYS and Nonemployee Director in 2011, 2012, 2013, 2014, 2015, 2016, 2017 and 2018, as applicable, will remain in full force and effect.

In witness whereof, the parties have executed this Amendment effective as of the date set forth above.

Total System Services, Inc.

By:/s/Garilou Page

Title:Assistant Secretary

Nonemployee Director